Exhibit 99.1

Bristol-Myers Squibb Suspends Administration of Study Drug in Clinical Trial of Investigational NS5B Nucleotide for the Treatment of Hepatitis C

(Princeton, NJ, August 1, 2012) - Bristol-Myers Squibb Company (NYSE: BMY) announced today that the Company has suspended study drug administration in an ongoing Phase II study of BMS-986094 (formerly known as INX-189), a nucleotide polymerase (NS5B) inhibitor in development for the treatment of hepatitis C. This voluntary action was taken to protect patient safety based on the emergence of a serious safety issue. The cause of the safety issue and any potential relationship to study drug are unknown at this time.

With patient safety as the priority, the Company is undertaking an immediate assessment of all patients in the study and following an evaluation of the patient data, will take appropriate actions.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Media:	Sonia Choi, 609-252-5132, sonia.choi@bms.com
Investors:	John Elicker, 609-252-4611, john.elicker@bms.com or Timothy Power, 609-252-7509, timothy.power@bms.com